Exhibit 99.1

Bio-Path Holdings Appoints Aline Sherwood to Board of Directors

Seasoned Communications Leader Brings Significant Industry Expertise

HOUSTON—April 6, 2022 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of Aline Sherwood to its Board of Directors on March 31, 2022. Ms. Sherwood replaced Martina Molsbergen, who stepped down from the Board of Directors on February 14, 2022.

“We are delighted to welcome Aline to the Bio-Path Board of Directors. With her extensive background in biotechnology communications, Aline synthesizes complex science into compelling messaging, which is instrumental in guiding our communications to both the clinical and financial communities,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “She brings valuable industry insight to our team that will be increasingly important as we advance our DNAbilize platform in the fight against cancer.”

“Bio-Path’s technology and the promise of their approach for hard-to-treat cancers was a compelling factor in my decision to join the Board of Directors,” said Ms. Sherwood. “By leveraging my experience in science and communications, I’ll endeavor to add value to Bio-Path as they advance their efforts to develop cancer therapies for fragile patient populations. I look forward working with the team and my colleagues on the Board to extend this value proposition to stakeholders.”

Ms. Sherwood is Principal of Scienta Communications, an independent communications consultancy providing strategic public relations and corporate communications counsel to life sciences companies. Before founding the firm, she served in roles of increasing responsibility at several public relations firms, most recently at WeissComm Group. Earlier, she managed corporate communications for The Liposome Company prior to its acquisition by Elan Pharmaceuticals. Ms. Sherwood holds a B.S. in biochemistry and classical civilizations from Beloit College.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and prexigebersen-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors are expected to commence in 2022. The Company’s second product BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2022.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-

Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369